SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

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INDUSTRIAL SERVICES OF AMERICA, INC.

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INDUSTRIAL SERVICES OF AMERICA, INC.

Notice of Annual Meeting of Shareholders
To Be Held on June 8, 2011

          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Wednesday, June 8, 2011 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1)	To elect five (5) directors for a term expiring in 2012;

(2)	To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Industrial Services of America, Inc. recommends voting for the above proposals.

By signing the enclosed proxy, you are appointing Harry Kletter and Michael Shannonhouse as proxies, with full power of substitution to vote all shares of Industrial Services of America, Inc. common stock held by you on April 12, 2011 at the annual meeting on June 8, 2011, or at any adjournment or postponement of such meeting.

Only shareholders of record at close of business on April 12, 2011 are entitled to notice of and to vote at the annual meeting. The transfer books will not be closed.

We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about April 28, 2011.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

7100 Grade Lane
Louisville, Kentucky 40213
April 28, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INDUSTRIAL SERVICES OF AMERICA, INC.
7100 GRADE LANE
LOUISVILLE, KENTUCKY 40213
PROXY STATEMENT

          We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the 2011 annual meeting of shareholders of Industrial Services of America, Inc. (the “Company”), which we are holding at 10:00 A.M. (Eastern Daylight Time) on Wednesday, June 8, 2011 and at any and all adjournments thereof, for the purposes set forth in the accompanying notice of the meeting.

          We will vote shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If you do not specify a choice, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors, and (ii) the ratification of the independent registered public accounting firm for the 2011 fiscal year. The person executing the proxy may revoke it at any time before the proxy exercises the authority thereby granted by giving written notice to our secretary, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

          We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Such expenses, however, do not include any salaries and wages of our officers and employees who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

          The presence in person or by proxy of shareholders holding a majority of the outstanding shares of our common stock will constitute a quorum for the transaction of all business at the annual meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also vote for, against or abstain from voting on the proposal to ratify the selection of the independent registered public accounting firm for the 2011 fiscal year. We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count in the number of votes cast on any matter any withheld votes or abstentions. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will not consider those shares as present and entitled to vote with respect to that matter.

          We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about April 28, 2011.

VOTING SECURITIES

          Only shareholders of record at the close of business on April 12, 2011 are entitled to vote at the annual meeting or any adjournments within one hundred twenty (120) days thereof. As of April 12, 2011 there were 6,940,517 shares of our common stock outstanding and entitled to vote. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

          The following table sets forth information regarding beneficial ownership of our common stock as of April 12, 2011 for (i) each of our named executive officers, directors and nominees for director, (ii) each person known to management to own of record or beneficially more than five percent of our outstanding shares, and (iii) all of our executive officers and directors as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percentage of Class (1)

Harry Kletter 7100 Grade Lane Louisville, KY 40213	1,645,900	(4)	23.71%

K&R, LLC 7100 Grade Lane Louisville, KY 40213	503,112	(4)	7.25%

Harry Kletter Family Ltd Ptnsp 7100 Grade Lane Louisville, KY 40213	750,000	(4)	10.81%

Roberta Kletter 7100 Grade Lane Louisville, KY 40213	381,100	(5)	5.49%

Albert Cozzi 7100 Grade Lane Louisville, KY 40213	132,991	(6)	1.92%

Brian Donaghy 7100 Grade Lane Louisville, KY 40213	100,000	(7)	1.44%

Roman Epelbaum 7100 Grade Lane Louisville, KY 40213	37,750	(6)	0.54%

Orson Oliver 7100 Grade Lane Louisville, KY 40213	48,749	(8)	0.70%

Alan Schroering 7100 Grade Lane Louisville, KY 40213	20,800	(9)	0.30%

James Wiseman III 7100 Grade Lane Louisville, KY 40213	7,500		0.11%

All directors and executive officers as a group	1,993,690	(10)	28.73%

(1)

The table reflects share ownership and the percentage of such share ownership as of April 12, 2011. We have determined the percentages on the basis of 6,940,517 shares of our common stock outstanding (and exclusive of 251,983 shares of common stock held as Treasury stock).

(2)	Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of common stock beneficially owned by him, her or it.

(3)	We have obtained information with respect to beneficial ownership from our shareholder records and from information provided by shareholders.

(4)

Includes 503,112 shares of common stock beneficially owned by K & R, LLC (“K&R”), the sole member of which is Mr. Kletter and 750,000 shares of common stock beneficially owned by Harry Kletter Family Limited Partnership, for which Mr. Kletter serves as general partner. Roberta Kletter, spouse of Mr. Kletter, is a director and vice president of K&R. Two of Mr. Kletter’s adult children are also officers of K&R. The shares owned by Harry Kletter Family Limited Partnership were received in exchange for limited liability company interests in two limited liability companies, pursuant to separate Agreements and Plans of Share Exchanges. The substance of this transaction was the purchase of two tracts of real estate from the limited partnership. Does not include the following shares of common stock, as to which Mr. Kletter disclaims beneficial ownership: (i) 381,100 shares owned by Mrs. Kletter; and (ii) 30,420 shares owned by the Harry Kletter Family Charitable Foundation, of which Mrs. Kletter is a co-advisor.

(5)

Does not include the following shares of common stock, as to which Mrs. Kletter disclaims beneficial ownership: (i) 1,645,900 shares owned beneficially by Mr. Kletter; (ii) 503,112 shares of common stock owned by K & R, of which Mr. Kletter is the sole member; and (iii) 750,000 shares of common stock owned by Harry Kletter Family Limited Partnership, for which Mr. Kletter serves as general partner.

(6)	Includes options to purchase 30,000 shares exercisable within 60 days of April 12, 2011.

(7)

Mr. Donaghy is entitled to receive 30,000 shares of our common stock per year for the next four years, upon satisfaction of certain conditions contained in an employment agreement between Mr. Donaghy, our president and chief operating officer, and us. One of these conditions is that our EBITDA exceeds $4.5 million for the previous fiscal year. Mr. Donaghy has already received 90,000 shares.

(8)	Includes options to purchase 30,000 shares and 3,750 shares held in Trusts for Mr. Oliver’s daughter and minor grandchildren for which Mr. Oliver is the Trustee.

(9)	Includes 3,800 shares held by Mr. Schroering’s wife and minor children.

(10)	Includes the options described in notes 6 – 8 above to purchase 90,000 shares exercisable within 60 days of April 12, 2011.

ITEM I. ELECTION OF DIRECTORS

          The nominees for election as directors are Harry Kletter, Roman Epelbaum, Orson Oliver, Albert Cozzi and Brian Donaghy. At the 2010 annual meeting, the shareholders elected Messrs. Kletter, Epelbaum, Oliver, Cozzi, and Donaghy for a term expiring at the 2011 annual meeting. If elected, all directors nominated will hold office until the 2012 annual meeting and until their respective successors have been elected and qualified.

          Shareholders voting at the annual meeting may not vote for more than the number of nominees listed in this proxy statement. A plurality of the total votes cast at the annual meeting will elect the directors. That is, the five nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefore is specifically withheld) to vote for the election of the five nominees for directors. In the event that any of the nominees becomes unavailable (which we do not now anticipate), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected.

          The following table contains certain information regarding each nominee for election as director at this year’s annual meeting. The Board of Directors has determined that all directors have met the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards with the exception of Messrs. Kletter and Donaghy. The Board considered the financial and tax services provided by Mr. Epelbaum to Mr. Kletter and to K&R and determined such services did not change Mr. Epelbaum’s independent status. Each individual has furnished the respective information shown.

Name and Principal Occupation with Company	Age	Year First Became Director

Harry Kletter Chairman of the Board and Chief Executive Officer	84	1983

Roman Epelbaum Director	56	2002

Orson Oliver Director	68	2005

Albert Cozzi Director	66	2006

Brian Donaghy Director, President and Chief Operating Officer	35	2009

Nominees for Directors

HARRY KLETTER has been our director since 1983. In October 1983, he became chairman of the Board and chief executive officer. Mr. Kletter served as our president and chief executive officer from October 1983 until January 1988, from January 1990 until July 1991, and from August 1992 to December 1997. Mr. Kletter has served as chief executive officer continually since August 1992 and served as president from May 2000 until August 2007. Mr. Kletter is the sole shareholder of K & R. Prior to his involvement with us, Mr. Kletter was president and chief executive officer of K & R, which is now a real estate holding company. Prior thereto, Mr. Kletter was the president of Tri-City Industrial Services, Inc., which was involved in the transportation, disposal and management of solid waste. Since 1980, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC, which are each real estate ventures.

ROMAN EPELBAUM has been our director since 2002. Mr. Epelbaum graduated from the University of Louisville School of Business. He is an enrolled agent licensed to practice before the Internal Revenue Service. Since 1996, he has been the sole shareholder of Tax & Accounting Professionals, Inc., a Louisville, Kentucky based tax services company. From 1990 through 1996, Mr. Epelbaum, as a self-employed tax professional and accountant, provided tax and accounting services to individuals and businesses. From 1989 to 1990, Mr. Epelbaum served as controller of Kentucky Container, Inc. and KYFI, Inc. He worked in the tax department at Touche Ross & Company (now Deloitte & Touche, LLP) from 1983 to 1989. From 1989 to 2002, Mr. Epelbaum served in various consulting capacities for us.

ORSON OLIVER has been our director since 2005. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In September of 1975, he joined Bank of Louisville as general counsel. In November of 1985, he became president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in February of 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. Since May 2004, Mr. Oliver has also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $264.3 billion as of December 31, 2010. Mr. Oliver has been a member of the board of directors of The Rawlings Company, LLC since January 1997 and the Al J. Schneider Company since February, 2004.

ALBERT A. COZZI has been our director since 2006. Since February 2006, Mr. Cozzi has been a partner with Cozzi Consulting Group, a start-up consulting business, marking the re-entry of Mr. Cozzi into the scrap industry following a two-year non-compete agreement he had with his former employers at Metal Management, Inc. From July 1999 to January 2004, Mr. Cozzi served as the chief executive officer of Metal Management, Inc., headquartered in Chicago, Illinois, and one of the largest full service metals recyclers in the United States. From December 1997 to June 1999, Mr. Cozzi served as the president and chief operating officer of Metal Management, Inc. From 1963 to 1997, Mr. Cozzi held various positions with Cozzi Iron & Metal, originally located in Chicago, Illinois, prior to its merger with Metal Management, Inc., including president from 1990 to 1997. Mr. Cozzi received an M.B.A. from the University of Chicago.

BRIAN DONAGHY has been our director since 2009 and our president and chief operating officer since August 2007. Mr. Donaghy served as our acting chief operating officer from January 1, 2007 through August 2007. Prior to his appointment to that position, Mr. Donaghy was a consultant to ISA Recycling. From 2001 to 2007, he owned and operated Industrial Logistic Services, LLC, a scrap metal and waste transportation company located at our Louisville headquarters, the assets of which he sold to us in 2007. ILS had approximately 30 employees and total revenues of $2.0 million in 2007 and 2006.

          None of the directors holds another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of our directors or the nominees has any family relationship with any of our other directors or executive officers.

Director Qualifications

          When considering whether the nominees have the experience, qualifications and skills to enable the Board to satisfy its oversight responsibilities effectively and provide the Board with experience in a wide variety of areas, the nominating committee focused primarily on the information discussed in each director’s individual biographies set forth above. The following are the conclusions reached by the nominating committee with regard to each of its nominees.

          With regard to Mr. Kletter, the nominating committee considered the many years of leadership experience that he has with the Company, which the nominating committee believes provides him with unique insights into the Company’s challenges, as well as intimate knowledge of its operations, and best positions him to lead the Company in its strategic planning. With regard to Mr. Donaghy, the nominating committee considered the many years of leadership experience that he has exhibited in the industry as well as his past service to our Company, through which he has developed an intimate knowledge of our Company’s operations. These experiences position Mr. Donaghy to lead the Company in its day-to-day operations.

          Experience in the financial industry is exhibited by Messrs. Epelbaum and Oliver. With regard to Mr. Epelbaum, the nominating committee considered his years of experience in the tax department of a major accounting firm, his license to practice before the Internal Revenue Service, and his experience as a self-employed tax professional. With regard to Mr. Oliver, the nominating committee considered his past experience as an attorney with the U.S. Treasury Department in Washington D.C., his past presidency of the Bank of Louisville and his work as an independent general business consultant for PNC Bank. With regard to Mr. Cozzi, the nominating committee considered his extensive experience in the metallic scrap industry, and his direct operational experience in the industry. These experiences bring a unique perspective to our Board.

Governance

          The Board’s Leadership structure is as follows. A majority of our directors are independent. We have combined the roles of Chairman of the Board and Chief Executive Officer since 1983. The Board believes that our CEO, Mr. Kletter, is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, Mr. Kletter does not draw a salary from the Company, but rather serves more in a consulting role (and is compensated through the consulting agreement described below). In contrast, our day to day operations are managed by our President and Chief Operating Officer, Brian Donaghy. Accordingly, we believe our structure effectively mitigates against a concentration of power in any single individual. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies at all times. We believe our current Board leadership structure, given the current composition of the Board, is optimal. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our company.

          Additionally, the Board has not appointed a lead independent director. Currently, the Board consists of five directors, three of whom are independent. Due to the small size of the Board, all of the independent directors are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss the development and strategy of our Company. These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chief Executive. Therefore, the Board has determined that a lead independent director is not necessary at this time. As the composition of the Board changes or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

          Our executive officers, especially the President and Chief Operating Officer, have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. We believe that our leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight.

          During 2010, the Board met four (4) times. In 2010, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

          The compensation committee, comprised of independent directors Messrs. Oliver, Cozzi and Epelbaum, is responsible for making recommendations to the Board regarding salaries and bonuses that we pay to our executive officers, including our chief financial officer. This committee does not have a chairperson. All functions of the compensation committee are performed by the committee as a whole. However, the compensation committee confers with our chief executive officer, Mr. Kletter, to obtain additional input for the committee’s decision making process and record our processes and procedures for the determination of executive and director compensation, including the scope of authority of the compensation committee, the extent to which the compensation committee may delegate any authority, and any role of executive officers in determining or recommending the amount or form of executive and director compensation. The compensation committee has the authority to delegate to department supervisors decisions regarding compensation in their respective departments. None of our executive officers served as a member of the compensation committee of another entity. Our compensation committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          The compensation committee seeks to structure compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The committee believes that the following measures help achieve this goal:

•

Named executives are provided with competitive base salaries that are not subject to performance risk, which helps to mitigate risk-taking behaviors and provides an incentive for executives to retain their employment with the Company;

•	We enter into employment agreements with certain named executive officers because they provide a form of protection for the Company and the individual;
•

Certain executive officers have long-term, performance-based incentives included in their employment agreements, which hold individuals accountable for long-term decisions by only rewarding the success of those decisions.

          The audit committee confers with our independent registered public accounting firm regarding the scope and adequacy of annual audits; reviews reports from such independent accountants; and meets with the independent accountants to review the adequacy of our accounting principles, financial controls and policies. The audit committee met four (4) times in 2010. The Board appointed Messrs. Oliver, Epelbaum, and Cozzi to this committee at the Board meeting held June 10, 2010. Mr. Oliver is the chairperson of this committee. All current members of the audit committee are independent as defined in Rule 5605(a)(2) of the NASDAQ listing standards and the Audit Committee Qualifications of Rule 5605(c)(2). The Board of Directors has determined that Mr. Oliver is our audit committee financial expert based on a thorough review of his education and financial and public company experience and is independent as described in the preceding sentence. The formal report of the audit committee with respect to the year 2010 begins on page 27 herein. Our audit committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          The nominating committee has the power to recommend to the Board nominees for election as directors and persons to fill directors’ vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at our principal executive offices no later than January 6, 2012 for inclusion in the proxy statement for the following year’s annual shareholder meeting. The nominating committee’s charter directs the nominating committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The nominating committee has the authority to engage a third party search firm to assist in identification of candidates, but our nominating committee currently believes that our existing directors and executive management have significant networks of business contacts that likely will form the pipeline from which the nominating committee can identify candidates.

          Upon identifying a candidate for serious consideration, one or more members of the nominating committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other nominating committee members (individually or as a group), meet our chief executive officer and other executive officers and ultimately meet many of the other directors. The nominating committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate. The nominating committee utilizes a subjective analysis to identify and analyze candidates that it proposes for nomination as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in our business, and willingness to serve. However, there are currently no minimum qualifications or standards that we require. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the nominating committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees.

          We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above. Shareholders should address potential nominations to the nominating committee at our executive offices, which submissions we will then forward to the nominating committee. If shareholder nominations were made, the recording secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the nominating committee consider the shareholder nominations. The nominating committee would then perform an investigation of the candidate to determine if the candidate was qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The nominating committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management. The nominating committee has no obligation to nominate any such individual for election. We have not received any shareholder nominations for this annual meeting. Accordingly, we have not rejected or refused to nominate any such candidates.

          The nominating committee did not hire any director search firm in 2010 and, accordingly, paid no fees to any such company. As indicated above, however, the nominating committee may do so in the future if necessary.

          The Board appointed Messrs. Epelbaum, Cozzi and Oliver to the nominating committee at the Board of Directors meeting held June 10, 2010. This committee does not have a chairperson nor did it meet in 2010 as no new director nominations were submitted. The Board of Directors adopted a charter for the nominating committee at the Board of Directors meeting held January 31, 2005. Messrs. Epelbaum, Cozzi and Oliver are independent as defined in Rule 5605(a)(2) of the National Association of Securities Dealers listing standards. Our nominating committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          Neither the Board nor the nominating committee has implemented a formal policy regarding director attendance at the annual meeting. Typically, the Board holds its annual organizational meeting directly following the annual meeting, which results in most directors being able to attend the annual meeting. In 2010, all five (5) directors attended the annual meeting.

          The executive committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida. When so designated, the executive committee shall have the authority to act in the place and stead of the Board of Directors. The Board appoints members to the executive committee as needed. No members were appointed in 2010, and no meetings were held by the executive committee in 2010.

          The Board of Directors has adopted our Code of Ethics for the chief executive officer and financial executives, which you may find on our website at www.isa-inc.com under Investor Relations. You may also find our Nominating Committee, Audit Committee and Compensation Committee charters there. Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Industrial Services of America, Inc., P.O. Box 32428, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via our website at www.isa-inc.com. Our legal counsel will receive and process all communications directed to the Board of Directors and will transmit such communications to each member of the nominating committee without any editing or screening by the legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent (10%) of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Officers, directors and greater than 10% shareholders must furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations from reporting persons that no other reports including Form 5s were required, all Section 16(a) filing requirements applicable to all of our officers and directors were complied with during 2010 with the following exceptions:     K&R, LLC did not file a timely Form 4 for (i) 583,940 shares of common stock transferred to Kletter Holding, LLC on March 26, 2010 as a gift, (ii) the sale of 7,500 shares of common stock on July 21, 2010 for a selling price of $13.02 per share, or (iii) the sale of 12,500 shares of common stock on November 9, 2010 for a selling price of $15.80 per share. Roman Epelbaum did not file a timely Form 4 for (i) the sale of 4,500 shares of common stock on May 12, 2010 for a selling price of $13.00 per share, or (ii) the purchase of 2,000 shares of common stock on November 16, 2010 for a purchase price of $9.50 per share. Steve Jones did not file a timely Form 4 for (i) the sale of 37,500 shares of common stock on May 12, 2010 for a selling price of $12.69 per share, (ii) the sale of 300 shares on June 1, 2010 for a selling price of $11.33 per share, (iii) the sale of 8,184 shares on June 2, 2010 for a selling price of $11.00 per share, (iv) the sale of 40,000 shares on June 3, 2010 for an average selling price of $11.18 per share, (v) the sale of 8,720 shares on June 4, 2010 for a selling price of $11.02 per share, (vi) the sale of 1,486 shares on August 11, 2010 for a selling price of $17.51 per share, (vii) the sale of 16,310 shares on September 2, 2010 for a selling price of $14.22 per share, or (viii) the acquisition of 225,500 shares of common stock relating to the sale of Venture Metals, LLC intangibles on July 1, 2010 for a price of $10.41 per share. Alan Schroering did not file a timely Form 4 for the bonus of 2,250 shares of common stock on January 11, 2010 at a price of $6.47 per share. Brian Donaghy did not file a timely Form 4 for the sale of 1,000 shares of common stock on July 21, 2010 for a selling price of $13.00 per share. Harry Kletter did not file a timely Form 4 for the gift of 1,500 shares of common stock on December 16, 2010 given to non-reporting individuals at a price of $12.61 per share. The above forms were filed late. We have informed the reporting persons of their filing obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NAMED DIRECTORS.

          ITEM II. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has selected Mountjoy Chilton Medley LLP as the independent registered public accountants of our accounts for the fiscal year ending December 31, 2011. This selection will be presented to shareholders for ratification at the annual meeting. If the shareholders fail to ratify this selection, the Audit Committee will reconsider the matter of the selection of the independent registered public accountants. We do not expect representatives of Mountjoy Chilton Medley LLP to be present at the annual meeting. We will deem the selection of Mountjoy Chilton Medley LLP ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. We will not count abstentions and broker non-votes as votes cast either for or against the proposal.

The Board will present the following resolution to the meeting:

“RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Mountjoy Chilton Medley LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company for 2011 is ratified.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MOUNTJOY CHILTON MEDLEY LLP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the compensation awarded to, paid to, or earned by our principal executive officer, the two most highly compensated executive officers other than our principal executive officer, and one individual who served as an executive officer during the year, but not at the end of the year:

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)		Total ($)

Harry Kletter	2010	$—	$—	$—		$—	$—	$—	$1,015,328	(1)	$1,015,328
CEO	2009	—	—	—		—	—	—	822,000	(1)	822,000
Brian Donaghy	2010	280,000	325,000	630,240	(2)	—	—	—	30,212	(3)	1,265,452
President and COO	2009	200,050	—	333,300	(2)	—	—	—	22,873	(3)	556,223
Jim Wiseman	2010	143,700	40,000	—		—	—	—	18,056	(4)	201,756
Vice President	2009	136,500	40,000	—		—	—	—	21,631	(4)	198,131
Steve Jones	2010	199,992	—	—		—	—	—	23,983	(5)	223,975
Vice President – ISA Alloys	2009	192,300	—	—		—	—	—	6,453	(5)	198,753

(1) Although Mr. Kletter did not receive any compensation directly from us, he received $1,007,500 in 2010 and $822,000 in 2009 as the sole member of K & R, the lessor of our facilities, in the form of rent and consulting fees. An amount of $7,828 is also included in this total and reflects Mr. Kletter’s personal use of our company vehicle during the calendar year 2010.

A description of Mr. Harry Kletter’s compensation is under Certain Relationships and Related Transactions with respect to the K & R lease term.

(2) Per Mr. Donaghy’s original employment agreement, in 2007 Mr. Donaghy received 30,000 shares valued at the then current market price of $7.19 per share, totaling $215,800, as determined on August 2, 2007. During 2008 Mr. Donaghy received 15,000 shares valued at the then current market price of $10.76 per share, totaling $161,400, as determined on August 1, 2008. During 2009, Mr. Donaghy received 15,000 shares valued at the then current market price of $3.20 per share, totaling $48,000 as determined on April 2, 2009. As of December 31, 2009, Mr. Donaghy earned an additional 30,000 shares valued at the then current market price of $6.36 per share, totaling $190,800, which were subsequently paid on June 8, 2010 at $9.51 per share, totaling $285,300. During 2010, Mr. Donaghy received 12,000 shares valued at the then current market price of $6.47 per share, totaling $77,640. As of December 31, 2010, Mr. Donaghy earned an additional 45,000 shares valued at the then current market price of $12.30 per share, totaling $553,500, which were subsequently paid on January 3, 2011 at $12.28 per share, totaling $552,600.

(3) These amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $1,000 per month, and the cost of health, dental, life, STD, and LTD benefits paid by the company of $16,520 and $10,873 in 2010 and 2009, respectively.

(4) These amounts reflect our contribution to the 401(k) plan, the automobile allowance, and the cost of health, dental, life, STD, and LTD benefits paid by the company of $13,449 and $12,017 in 2010 and 2009, respectively.

(5) These amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $700 per month from June, 2009 through June, 2010 and $1,000 per month from July through December, 2010 and the cost of health, dental, life, STD, and LTD benefits paid by the company of $11,553 and $1,553 in 2010 and 2009, respectively.

We issued 60,500 shares of our common stock as performance-based awards in 2010. As of April 12, 2011, we have issued 60,600 shares of our common stock as performance-based awards in 2011.

We do not have a post-employment compensation plan.

Additional Executive Officer and Significant Employee Information

Name	Served as an Executive Officer From	Age	Position with the Registrant and Other Principal Occupations

Harry Kletter	1983	84

Chairman of the Board and Chief Executive Officer of the Company from May 2, 2000 to present. Chairman of the Board and Chief Visionary Officer from February 3, 2000 to May 2, 2000. Mr. Kletter served as Chairman of the Board and Chief Executive Officer from July 31, 1992 to February 3, 2000, President of the Company from July 31, 1992 to December 1997, from January 1990 to July 1991, and from October 1983 to January 1988. Mr. Kletter is also Chairman and sole shareholder of K&R, LLC.

Brian Donaghy	August 2007	35

President and Chief Operating Officer since August 2007 and Board of Directors Member beginning June 2009. Mr. Donaghy served as the Company’s acting COO from January 1, 2007 through August 2007. Prior to his appointment to that position, Mr. Donaghy was a consultant to ISA Recycling. From 2001 to 2007, he owned and operated Industrial Logistic Services, LLC, a scrap metal and waste transportation company located at the Company’s Louisville headquarters, the assets of which he sold to the Company in 2007. ILS had approximately 30 employees and total revenues of $2.0 million in 2007 and 2006.

Alan L. Schroering	2000	46

Chief Financial Officer since May, 2001. Mr. Schroering served as a board member from June 2000 to May 2001. Mr. Schroering has served as Treasurer from October 2001 to present. Mr. Schroering served in several accounting positions with National Processing Company from April 1998 to May 2000. Mr. Schroering served previously in several accounting positions with the Company from November 1984 to March 1998.

James K. Wiseman, III	August 2007	57

Vice President of ISA Recycling since August 2007. Midwest Metals, Inc., a privately-held company in Louisville, Kentucky, employed Mr. Wiseman from May 1997 to March 2007 as general manager of the physical scrap operation and trader of non-ferrous metals. While at Midwest Metals, Inc., Mr. Wiseman directly managed six employees. Mr. Wiseman has held various management positions within the recycling business since 1976.

Daniel Gascoyne	August 2010	64

Executive Vice President of ISA Recycling since August, 2010. Mr. Gascoyne has 38 years experience in the secondary iron and metals industry having held several senior management positions, including Vice President of Non Ferrous Metals for Omnisource, Inc., President and CEO of William Reisner, Inc., and Director of Non Ferrous Metals North America for Simsmetal, Inc. Mr. Gascoyne has also held several positions in the industry trade organization, including Committee Chairs and two terms of its’ Board of Directors. He has also been a speaker at various venues within the industry covering topics such as the commodity markets, foreign commercial activity, and at the United States Senate subcommittee on strategic metal stockpiles.

Terry Hancock	April 2010	50

General Manager Alloys division since April 2010. Mr. Hancock was previously employed by Elg Haniel from 1983 to 2010, serving as General or Area Manager in various locations in the United States, Tiawan, and the United Kingdom. Mr. Hancock’s responsibilities included all aspects of the commercial and production operations within a stainless and alloys business, including the direction of 10 to 50 employees.

Compensation Committee Consultant
          In January 2011 the Compensation Committee retained Bostonian Group, a Marsh & McLennan Agency Company, to undertake a market assessment and provide trend information on incentive compensation plans. Bostonian Group identified a group of public companies that are similar to the Company in the following ways:

•	Operate in the scrap metal, waste management, recycling or related environmental services industries; and
•	Reported revenue ranging from $36 million to $562 million in their most recent fiscal year; and
•	Employ executives in positions similar to those of the Company’s senior management.
The Compensation Committee also retained a second independent consultant to supplement Bostonian Group’s data by identifying additional public companies with gross margins and number of employees that are similar to those of the Company, and analyzing the compensation practices of those companies. The Compensation Committee used the collective input of the consultants to formulate an executive compensation plan they believe aligns management and shareholder interests; is consistent with market practices; has an appropriate mix of short-term and long-term incentives; and is designed to attract and retain key employees.

Base Salary
          When determining base salary levels for the President and Chief Operating Officer and other senior management, the Compensation Committee evaluates base salary levels of similar positions in the group of selected peer companies. Base salaries recognize and reward individual experience, sustained job performance and individual skills.

Annual Incentive Bonuses
          The objectives of the Company’s compensation practices are to establish compensation that is competitive in the market, rewards performance, and maintains internal equity among similar positions. In order to help achieve these objectives, certain employees, including executives, are eligible for bonuses under the Management Incentive Plan (“MIP”), which became effective July 1, 2010. We designed this plan to reward individual and team performance, and attract and retain talented employees. This plan complements the major elements of the Company’s current compensation programs, which include base salary and the long-term incentive plan. We believe this combination of compensation elements will balance short term goals with the long term results of the Company and will avoid excessive risk taking behavior. The MIP is described below.

Management Incentive Plan (MIP):
          The Company’s annual incentive compensation plan is a cash-based, pay-for-performance incentive plan. Senior level managers, executive officers, and certain other individual employees will participate in the MIP as determined by the Compensation Committee. The MIP is designed to motivate participants to achieve business goals and provide financial incentives when the company and business areas meet or exceed the certain corporate profit targets set by the Compensation Committee at the beginning of each year. An executive must continue in employment for the entire year to receive a bonus, unless employment ends due to death, disability or retirement. We will pay such bonuses as soon as possible after year end, based on year end determination of relevant financial metrics.

          Executive bonuses range in amount depending on the degree to which the Company achieves the annual performance target. At the low-end of the range bonuses are competitive with those of the selected group of public peer companies, and at the high-end of the range they reward the achievement of operating results that exceeds the Company’s highest historical levels. We believe this has allowed us to attract and retain superior talent as we endeavor to grow our business in an intensely competitive environment, populated by much larger companies with substantially greater resources than ours. The Compensation Committee has the discretion to adjust annual incentive bonuses up or down based on an executive’s individual performance.

          The Company believes that profit targets are an appropriate measure for annual incentive bonuses because they provide executives with an incentive to achieve favorable current results, while also producing long-term growth for the Company. Actual profit targets are derived from the internal budgeting process and take into consideration economic, industry, competitive and other factors that may impact the business.

Long Term Incentive Plan
          Performance share awards, restricted stock, stock options and other types of equity awards may be granted under the Company’s Long-Term Incentive Plan, which was approved by stockholders in 2009. These awards are based on performance targets established and approved by the Compensation Committee at the beginning of each calendar year. The Compensation Committee also establishes target, maximum and minimum share amounts for awards at the beginning of the performance period. An executive must continue in employment for the entire performance period to receive a performance share payment, except that if the executive’s employment ends due to death, disability or retirement, the executive will receive payment (subject to the attainment of the performance goals) prorated for the executive’s length of service during the performance period.

          Long-term incentive payment opportunities are performance-based. Long-term incentives provided by the Company consist of performance share awards based on achievement of certain corporate targets. The Company may award long-term incentives in the form of performance stock, restricted stock, stock options and other forms of equity incentives as more fully described in the Company’s Long-Term Incentive Plan. The Compensation Committee believes equity-based performance awards provide an adequate incentive to management to perform well for stockholders. In addition, equity awards have been an effective means of attracting and retaining management talent.

          The Company designs its long-term incentive plans to ensure that incentive compensation reflects the profitability of the Company and the performance of the Company’s common stock. Each of the equity-based awards offered by the Company is intended to reward specified results. These awards promote a long-term view, reward long-term positive performance of the Company, and are intended to align management’s interests with stockholders’ interests.

Shares Available for Grant and Options/Warrants Outstanding

          The following information is provided as of December 31, 2010 with respect to our existing compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (2)

Equity compensation plans approved by security holders (1)	90,000	$4.23	2,188,900
Equity compensation plans not approved by security holders	—	—	—

Total	90,000	$4.23	2,188,900

(1)	These stock options were awarded to our non-employee Directors on July 1, 2009.

(2)

In 2010, we awarded 60,500 shares of our common stock to management under this plan. In 2011, we awarded an additional 60,000 shares of our common stock to management and 600 shares of our common stock to consultants under this plan relating to the year ending December 31, 2010.

Stock Options
          The Company awards stock options because it believes they serve a valuable purpose in aligning management’s interests with stockholders’ interests. Because stock options vest over time, they serve not only as an incentive for superior performance, but also as a retention device. The Company generally receives an income tax deduction when an executive exercises a stock option.

Performance Share and Restricted Stock Awards
          Performance share and restricted stock awards provide executives with an opportunity to earn shares of Company common stock if the Company achieves specified performance targets. The Company believes that it is appropriate to award performance shares or restricted stock to management because such awards are complementary to, and therefore provide different incentives from those provided by stock option awards in two respects. First, the shares are only earned if the performance targets are met. Second, the performance shares provide incentive and retention even in a down market so long as the Company continues to meet its financial objectives. The Company receives an income tax deduction when an executive recognizes taxable income on performance shares.

          Performance shares and restricted stock are earned based on achievement of specific profit thresholds determined by the Compensation Committee at the beginning of each fiscal year. The Compensation Committee takes into consideration the annual budget prepared by senior management. The profit thresholds can be achieved in a variety of ways, including through growth, improved efficiency, higher margins and other means. The Company believes profit thresholds drive long-term stockholder value creation.

Retirement and Other Benefits
          The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.

401(k) Savings Plans
          The Named Executive Officers are eligible to participate in our defined contribution retirement plan under Section 401(k) of the Internal Revenue Code on the same basis as all other eligible employees. Eligible employees may contribute a maximum of 15.0% of their annual salary. Under the plan, we match 25.0% of each employee’s voluntary contribution up to 6.0% of their gross salary.

Health and Welfare Plan
          We share or pay for the cost of medical, dental, vision, basic life insurance and disability benefits with all eligible full-time regular employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees, unless otherwise specified in an individual employment contract.

Perquisites
          In addition to the components of compensation discussed above, we offer perquisites to the Named Executive Officers, in the form of car allowances.

          See “Summary Compensation Table” above for a summary of the reportable benefits for the Named Executive Officers. We furnish the above benefits to provide an additional incentive for our management and to remain competitive in the general marketplace for managerial talent.

President and Chief Operating Officer’s Compensation
          The Compensation Committee meets to evaluate the President and Chief Operating Officer’s performance and determine his total compensation. The Compensation Committee assesses the individual contributions of Mr. Donaghy as well as the Company’s performance relative to both pre-established goals and the performance of other companies in similar industries to that of the Company, of similar size, and in the same geographic region as the Company.

          In 2010, Mr. Donaghy’s salary and annual bonus placed him in the 50th percentile of Presidents and Chief Operating Officers in a group of peer companies. Mr. Donaghy’s performance share award for 2010 was granted to recognize his superior contributions in connection with the acquisition and integration of Venture Metals, LLC, and his instrumental role in constructing and commencing operation of the Company’s shredder. This long-term incentive grant placed him within the fourth quartile of the selected group of peer companies (the fourth quartile being the highest).

Executive Employment Agreement with Brian Donaghy:
          On August 2, 2007, we named Brian G. Donaghy our president and chief operating officer for an initial term commencing on August 2, 2007 and ending on December 31, 2011, unless earlier terminated. In connection with his selection as president and chief operating officer, we entered into an executive employment agreement with him. The original executive employment agreement stipulated that Mr. Donaghy was to receive a base salary of $3,000 per week or $156,000 annually, subject to a cost of living increase each January 1, plus benefits. Mr. Donaghy has the right to participate in all medical and hospitalization, group life insurance, retirement, and any and all other welfare and fringe benefits. We have provided Mr. Donaghy with a term life insurance policy with a death benefit not to exceed $50,000. We also provide Mr. Donaghy with a monthly car payment allowance the amount of which will not exceed $1,000 per month, which Mr. Donaghy has used to acquire an automobile he selected with our concurrence. Additionally, during the initial term of the original agreement, including for the year ended December 31, 2007 for which our Board of Directors authorized the grant of 30,000 shares of our common stock for Mr. Donaghy, Mr. Donaghy has the right to receive 30,000 shares of our common stock per year, upon satisfaction of certain conditions, including that Mr. Donaghy has completed a full year of employment which he has since satisfied, and that our EBITDA exceeds $4.5 million for the previous fiscal year. In no event will Mr. Donaghy receive more than 150,000 shares of our common stock under the original employment agreement. We entered into an amended executive employment agreement effective April 14, 2009, increasing Mr. Donaghy’s annual salary to $200,000 retroactive to January 1, 2009, and extending the initial term of our employment agreement with Mr. Donaghy through December 31, 2013. Another change in the amended executive employment agreement authorizes the issuance of an additional 30,000 shares of our common stock per year for 2012 and 2013, which was approved by the shareholders at the annual meeting on June 16, 2009 and payment of which is subject to the Company’s achievement of the EBITDA requirement under the agreement. We entered into an amended executive employment agreement effective April 1, 2010, extending the initial term of our employment agreement with Mr. Donaghy through June 30, 2015. Other changes in the amended executive employment agreement entitle Mr. Donaghy to the following: (i) a bonus based as a Level 1 employee under the Management Incentive Plan (the “MIP”), dated July 1, 2010, for calendar year 2010 provided he remains employed by the Company during the entirety of calendar year 2010; (ii) a bonus as a Level 1 employee based on satisfaction of the criteria under the Executive Incentive Plan (the “EIP”) dated July 1, 2010 provided he remains employed by the Company during the entirety of calendar year 2010; (iii) a bonus up to fifteen thousand (15,000) shares of the Company’s common stock per annum commencing in 2011 for calendar year 2010, and thereafter in 2012, 2013, 2014, 2015 and 2016 for calendar years 2011, 2012, 2013, 2014 and 2015, respectively, resulting in a maximum of seventy-five thousand (75,000) shares of the Company common stock over the initial term (but in no event greater than 15,000 shares in any one calendar year) based on satisfaction of the return on net assets (“RONA”) criteria set forth in an Exhibit included in the employment agreement; and (iv) a bonus up to two hundred and twenty-five thousand (225,000) shares of the Company’s common stock over the Initial Term based on satisfaction of the 5 year (2010-2014) average return on net assets (“RONA”) criteria set forth in an Exhibit included in the employment agreement.

          We may terminate Mr. Donaghy’s employment with or without cause. His employment agreement provides that cause includes such things as Mr. Donaghy’s failing to follow the instructions of our chief executive officer or board of directors, his failing to act in accordance with our handbook, his violating the terms of his employment agreement or any federal or state securities laws, and his violating or failing to fulfill his fiduciary duty of loyalty to us. If we terminate Mr. Donaghy’s employment without cause, then through the initial term of the agreement, or any applicable one year renewal period, we will continue to pay Mr. Donaghy his base salary as well as certain employee benefits, including any benefits he was receiving or was entitled to receive under our life, accident, dental and group health insurance plans, 401K, FSA or similar health or welfare plans at the time of his termination. We are also required to grant Mr. Donaghy any shares of our common stock that he would have been entitled to receive during the initial term of the agreement had we not terminated him. If, however, we terminate Mr. Donaghy’s employment for cause, or if Mr. Donaghy voluntarily terminates his employment, or if his employment ends as a result of his death, we must pay him his accrued base salary through the termination date or date of death, as applicable, including any employee benefits that he is entitled to receive on that date. He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which the termination or his death occurred, as applicable. If Mr. Donaghy’s employment ends as a result of his incapacity, he shall be entitled to receive either worker’s compensation benefits or insured benefits as provided by our disability policy. He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which he became incapacitated.

Vice President’s Compensation
          The President and COO of the Company evaluates the Vice President’s performance and determine his total compensation. He assesses the individual contributions of Mr. Wiseman as well as the Company’s performance relative to both pre-established goals and the performance of other companies in similar industries to that of the Company, of similar size, and in the same geographic region as the Company.

          In 2010, Mr. Wiseman’s salary and annual bonus placed him in the 50th percentile of Vice Presidents in a group of peer companies. Mr. Wiseman’s bonus award for 2010 was granted to recognize his continued contributions within the recycling division of the Company.

Executive Employment Agreement with James K. Wiseman, III
          On August 2, 2007, we named James K. Wiseman, III, our vice president for an initial term that commenced on April 4, 2007. This employment agreement ends on April 4, 2012, and provides for additional one year renewal terms thereafter. Pursuant to Mr. Wiseman’s employment agreement, he is entitled to an annual base salary of $136,500. He may also be eligible for bonus compensation from time to time as determined by our Compensation Committee and approved by our board of directors. In addition, we provide Mr. Wiseman with a $550 car allowance, as well as allowances to cover his fuel and cell phone expenses. Mr. Wiseman is also eligible to participate in our employee benefits and deferred compensation plans that are generally available to our employees.

          We may terminate Mr. Wiseman’s employment with or without cause. His employment agreement defines cause as Mr. Wiseman’s willful dishonesty toward, fraud upon, or deliberate injury or attempted injury to us by reason of his material breach of his employment agreement. If Mr. Wiseman voluntarily terminates his employment or if we terminate Mr. Wiseman’s employment for any reason, including if Mr. Wiseman dies or becomes incapacitated, we must pay him his accrued salary, earned bonus compensation, vested deferred compensation and any employee benefits he may be entitled to receive on the date of the termination. Additionally, if we terminate his employment without cause, we must also continue to pay his base salary through the end of the initial term of his employment agreement, which would otherwise end on April 4, 2012.

Compensation Recovery
          Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our CEO and CFO. In addition, we expect to implement a clawback policy in fiscal 2011 in accordance with the requirements of the Dodd-Frank Act and the regulations that will issue under that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy this year that may require amendment next year after the SEC regulations are released.

Change of Control Agreements.
          None of the Company’s employment agreements provide for payments in the event of a change of control.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information with respect to outstanding equity awards for each named executive officer as of December 31, 2010.

Name	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Harry Kletter CEO	—	—	—	—	—	—	—	—	—
Brian Donaghy (1) (2) President and COO	—	—	—	—	—	—	—	495,000	6,087,600
Jim Wiseman, Vice President	—	—	—	—	—	—	—	—	—
Steve Jones, Vice President – ISA Alloys

(1)	Mr. Donaghy earned 45,000 shares of our common stock as of December 31, 2010; these shares were issued on January 3, 2011 at $12.28 per share.

(2)

Mr. Donaghy has the right to receive 30,000 shares of our common stock per year through 2015 if our EBITDA exceeds $4.5 million for the previous fiscal year pursuant to our original employment agreement with him, 15,000 shares of our common stock per year through 2015 based on satisfaction of the return on net assets (“RONA”) criteria set forth in the executive employment agreement, and an additional 225,000 shares of our common stock based on satisfaction of the 5 year (2010 – 2014) average RONA criteria set forth in the executive employment agreement. As of December 31, 2010, these shares were recorded at the current stock price per share, which was $12.30. This amount reflects the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

The following table summarizes the compensation earned by or awarded to each director, other than a named executive officer, during 2010.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Albert Cozzi	$24,000	$—	$—	$—	$—	$—		$24,000

Orson Oliver	10,000	—	—	—	—	7,828	(2)	17,828

Roman Epelbaum	24,000	—	—	—	—	—		24,000

(1)

As of December 31, 2010, each Director has 30,000 stock options outstanding. The market value of the stock options is based on a closing price of $4.23 per share on grant date, July 1, 2009. These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(2)	The amount reflects Mr. Oliver’s personal use of our company vehicle during the calendar year 2010. Mr. Oliver elected use of our company vehicle in lieu of cash fees for January through July of 2010.

(3)	The amount reflects fees of $2,000 per month, except as noted in (2) above. December fees were paid in January, 2011.

          From January through May 2006, and in 2005 and preceding years, we granted an annual fee of $12,000 payable in equal monthly installments for all non-employee directors. Beginning in June 2006, we granted a fee of $1,000 per Board of Directors meeting attended for all non-employee directors, plus an additional $500 per meeting for every audit or executive committee meeting attended. Beginning in June 2007, we granted a fee of $2,000 per month to each Director. We paid the Directors for thirteen months in 2008, which includes the December 2007 payment. In 2009, we also awarded each Director 30,000 stock options.

          Mr. Kletter receives no additional consideration for serving on the Board of Directors. The compensation committee will determine fees for all non-employee directors elected to serve until 2011 at the first regular meeting of the Board that it will hold following the annual shareholder meeting on May 17, 2011.

Certain Relationships and Related Transactions

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

          Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

          If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our board. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and in its discretion may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. If the related person at issue is a director of the Company, or a family member of a director, then that director would recuse himself and abstain from voting on the approval of the related person transaction, but may, if so requested by the chair of the audit committee, participate in some or all of the committee’s discussions of the related person transaction.

          A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction.

          As appropriate for the circumstances of the related person transaction, the audit committee will review and consider the following:

•	The related person’s interest in the related person transaction;
•	The approximate dollar value of the amount involved in the related person transaction;
•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	Whether the transaction will be undertaken in the ordinary course of our business;
•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	The purpose of, and the potential benefits to us of, the transaction; and
•

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

          The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

          Unless the transaction is excluded by the instructions to the SEC’s related person transaction disclosure rule, any approved related person transaction would be disclosed in accordance with SEC rules.

          The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

          In general, we are of the view that the following transactions with related persons are not significant to investors because they take place under our normal course of business: the sale or purchase of products or services in the ordinary course of business and on an arm’s-length basis; the employment by us where the compensation and other terms of employment are determined on a basis consistent with our human resources policies; and any contributions made by us in accordance with our corporate contributions guidelines.

K & R Lease; K & R Consulting Agreement

          On February 16, 1998 our Board of Directors ratified and formalized an existing relationship in connection with (i) our leasing of the facilities from K & R and (ii) the provision of consulting services from K & R to us. K & R is our affiliate and Harry Kletter, our chairman of the Board and chief executive officer, is the sole member of K & R. Accordingly, Mr. Kletter’s interest in the transaction described below is substantially equivalent to that of K & R.

          Lease Agreement. The lease agreement, effective as of January 1, 1998, between K & R, as landlord, and us, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky. The principal improvements consist of an approximately 22,750 square foot building used as the corporate office, an approximately 8,286 square foot building used for our commercial, retail and industrial waste and recycling management services offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

          The initial term of the K & R lease was for ten years with two five-year option periods available thereafter. The base rent for the first five years was $450,000 per annum. The base rent for the second five years, beginning January 1, 2003, became $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106. The base rent for the first five-year option period, beginning January 1, 2008, became $582,000 per annum, payable at the beginning of each month in an amount equal to $48,500. This fixed minimum rent adjusts for each five years, including for each of the option periods, in accordance with the consumer price index. The fixed minimum rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a change in control. We must pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The K & R lease provides for our indemnification of K & R for all damages arising out of the use of or the condition of the leased premises excepting K & R’s negligence. Under the K & R lease, “change in control” means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of our outstanding stock acquires a majority of our outstanding stock, (ii) we sell or otherwise dispose of all or substantially all of our assets or business operations to any other person; or (iii) we merge or consolidate with any other person; unless, in any such case, shareholders owning a majority of our outstanding voting stock immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring us or surviving our merger or consolidation in the transaction(s).

          The K & R lease provides that we may use the leased premises in our metal recycling and recycled paper sorting and bailing businesses, and for our corporate offices. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R), we may not (i) make any structural alterations, improvements or additions to the K & R leased premises, or (ii) assign (including a change of control) or sublet the leased premises. The K & R lease provides our indemnification of K & R for all damages arising out of our use or condition of the leased premises excepting therefrom K & R’s negligence. The K & R lease further provides that we will agree to subordinate our leasehold interest to the mortgage interest of any mortgagee of K & R.

          The K & R lease provides for our right to terminate upon damage by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the damage. All rent ceases as of the “injury date” under these circumstances. The K & R lease also terminates upon condemnation of the leased premises in whole, with a condemnation of a portion of the leased premises resulting in an equitable adjustment of the fixed minimum rent.

          In 2004, we paid for repairs totaling $302,160 that we made to the buildings and property that we lease from K & R, located at 7100 Grade Lane, Louisville, Kentucky. K & R executed an unsecured promissory note, dated March 25, 2005, but effective December 31, 2004, to us for the principal sum of $302,160. K & R makes payments on the promissory note of principal and interest in ninety-six (96) monthly installments of $3,897.66. The rate of interest is five and one-half percent (5.5%) per annum. Failure of K & R to make any payment when due under this note within fifteen (15) days of its due date shall constitute a default. After the fifteen day period, the note shall bear interest at a rate equal to fifteen percent (15%) per annum and we have the right to exercise our remedies to collect full payment of the note.

          Events of default under the K & R lease include (i) our failure to pay the fixed minimum rent for 10 days after written demand therefore, (ii) any other default in our observance or performance of any of the other covenants, agreements or conditions of the K & R lease, which shall continue for 30 days after written notice, unless we shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting us, (iv) our vacation of the leased premises, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R lease or our estate or of any of our interest to anyone other than K & R. Upon the occurrence of an event of default, K & R may, at its option, terminate the K & R lease and enter into and take possession of the leased premises with the right to sue for and collect all amounts due, including damages. All payments are current.

          In an addendum to the K & R lease as of January 1, 2005, our rent increased $4,000 per month as a result of the improvements made to the property in 2004. For years 2005 through 2010, our payments to K & R of $4,000 for additional rent and the payment from K & R to us of $3,897.66 for the promissory note were offset.

          K & R Consulting Agreement. The K & R consulting agreement dated as of January 2, 1998, by and between K & R and us, remained in effect until December 31, 2009, with automatic annual renewals thereafter unless one party provided written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. At December 31, 2009, the agreement automatically renewed for an additional one year. The K & R consulting agreement requires K & R to provide strategic planning and development to us, including advice on management activities, advertising, financial planning and mergers and acquisitions. The consulting agreement was amended on April 1, 2010, to increase the annual payment to K & R by $240,000 to $480,000, payable in equal monthly installments of $40,000. The Board approved the increase to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided. We are responsible for all of K & R’s expenses and pay to K & R $480,000 in equal monthly installments of $40,000 in connection with the K & R consulting activities.

          The K & R consulting agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate. The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30-day period). The K & R consulting agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the leased premises. Upon termination, K & R agrees not to engage, directly or indirectly, in our business, or hire our employees for a period of five years and within 100 miles of our operations. We compensate our principal shareholder and chief executive officer through consulting fees pursuant to the K & R consulting agreement.

          The K & R consulting agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R consulting agreement further provides that K & R must maintain the confidentiality of any of our information not otherwise in the public domain or that K & R must disclose by law.

Other related party transactions

          Donaghy Asset Purchase Agreement. During 2007, we entered into an asset purchase agreement for $1,800,000 funded primarily by a note payable to Industrial Logistic Services, LLC, the sole member of which is Brian Donaghy, our president and chief operating officer, whereby we pay $20,000 per month for 60 months for various assets including tractor trailers, trucks and containers. The note payable reflects a seven percent (7%) interest payment on the outstanding balance plus principal amortization. The outstanding balance as of March 31, 2011 was $322,791.

          Property Purchase – Grade Lane. On September 10, 2009 we completed the acquisition of all outstanding membership interests in 7124 Grade Lane LLC and 7200 Grade Lane LLC, each a Kentucky limited liability company, owned by Harry Kletter Family Limited Partnership, a Kentucky limited partnership. Mr. Kletter is the chairman and chief executive officer of the Company and the general partner of Harry Kletter Family Limited Partnership. Mr. Kletter’s interest in the transaction is $3,200,000.

          Lohan Realty Resources, Inc., a member of the Appraisal Institute and located in Louisville, Kentucky, provided an appraisal for each property to assist the Company in determining the purchase price for the membership interests in the limited liability companies. As of the date of the appraisals on July 3, 2009, the property at 7124 Grade Lane had an “as is” estimated market value of $850,000 while the property located at 7200 Grade Lane had an “as is” estimated market value of $2,350,000. The respective purchase prices paid in the form of Company shares to the limited partnership for the 7124 Grade Lane LLC and 7200 Grade Lane LLC were $850,003 and $2,349,997, respectively. The purchase price was paid through the issuance of 199,220 shares and 550,781 shares of Company common stock, respectively, to 7124 Grade Lane LLC and 7200 Grade Lane LLC at the per share price of $4.27.

          The transaction received approval of the Company audit committee comprised of independent directors, the board of directors, without the participation of Harry Kletter, the chairman and chief executive officer of the Company and also the general partner of the limited partnership, and a majority of the outstanding shares of the common stock by written consent. Because of the relationship between Harry Kletter and the Company, NASDAQ rules required the approval of the Company’s stockholders.

          Purchase of Venture Metals, LLC Intangibles. On March 26, 2010, we entered into an agreement dated July 1, 2010, subject to shareholder approval of certain issuances of shares of our common stock. After shareholder approval of the issuance of 300,000 shares of our common stock, on July 1, 2010, we entered into an asset purchase agreement and a non-compete agreement with Venture Metals, LLC (“Venture Metals”), 3409 Camp Ground Road, Louisville, KY 40211. Pursuant to the asset purchase agreement dated July 1, 2010, in consideration for the transfer of the Venture Metals name and entry into the Non-Compete Agreement, we delivered to Venture Metals 300,000 shares of our common stock based on a price of $10.41 per share (the “Purchase Price”) based on the stock price on July 1, 2010.

          The purchase price was negotiated between us and Steve Jones, co-owner of Venture Metals. Venture Metals is owned by Steve Jones and Jeff Valentine, both of whom were our employees at the time. Mr. Jones was no longer employed by the Company effective December 17, 2010, and Mr. Jones was no longer employed by the Company effective April 18, 2011. At the same time as these negotiations took place, we renegotiated the employment agreements of Mr. Jones and Mr. Valentine, as described below. Mr. Jones’ and Mr. Valentine’s original employment agreements were entered into in connection with our prior purchase of certain assets from Venture Metals. An outside financial consultant also assessed the transaction to provide an opinion of the fair value of the transaction, which led to a supplemental acquisition dated July 1, 2010, as described below.

          The material terms of the Non-Compete Agreement include that (i) Venture Metals, or any entity that Venture Metals may become, operating under any name agrees that for a period of five (5) years from the date of the Agreement (the “Non-Competition Period”), Venture Metals will not directly or indirectly (a) engage in any business which is the same or substantially the same as any business of the Company (the “Restricted Business”), or (b) have any interest in any other business venture, within one hundred (100) direct miles of any geographic area in which the Company engages in business operations; (ii) during the Non-Competition Period, Venture Metals will not solicit for employment or employ or otherwise encourage any employee to leave his or her employment with the Company; and (iii) during the Non-Competition Period, Venture Metals shall not, directly or indirectly, solicit or engage in certain restricted business with any customer, distributor, vendor, supplier or agent with whom the Company shall have dealt, or that the Company shall have actively sought to deal, for or on behalf of Venture Metals or any other person in connection with the restricted business or encourage any such customer, distributor, vendor, supplier or agent to cease its business relationship with the Company.

          On June 16, 2010, the Company and Venture Metals agreed to a supplemental acquisition dated July 1, 2010. Pursuant to this agreement, on April 12, 2010, the Company paid Venture Metals $1,348,942 for commissions earned and accrued in 2009 using the line of credit facility and on July 1, 2010, issued to Venture Metals 300,000 shares of Common Stock, in exchange for Venture Metals’ customer list, the Venture Metals name, Venture Metals’ execution of a non-compete agreement, and Venture Metals’ agreement to cause Mr. Jones and Mr. Valentine to provide the company with non-compete agreements. Based on an independent appraisal, the Company may be required to deliver up to an additional 750,000 shares of the Company’s common stock in accordance with the following:

                    (a) Venture Metals shall receive up to ninety thousand (90,000) shares of the Company’s common stock per annum commencing in 2011 for calendar year 2010, and thereafter in 2012, 2013, 2014, and 2015 for calendar years 2011, 2012, 2013, and 2014, respectively, resulting in a maximum of four hundred and fifty thousand (450,000) shares of the Company’s common stock over the such period (but in no event greater than 90,000 shares in any one calendar year) based on satisfaction of the RONA criteria set forth in Exhibit 10.3 of the June 30, 2010 Form 10-Q as previously filed with the SEC and incorporated herein by reference. Such consideration shall be payable in the form of the Company’s common stock in one delivery of a stock certificate, as soon as practicable following December 31, 2015 subject to applicable withholding and other taxes and other required deductions;

                    (b) Venture Metals shall be entitled to receive additional consideration for the purchase of assets up to three hundred thousand (300,000) shares of the Company’s common stock based on satisfaction of the 5 year (2010-2014) average RONA criteria set forth in Exhibit 10.3 of the June 30, 2010 Form 10-Q as previously filed with the SEC and incorporated herein by reference. Such consideration shall be payable in the form of Company common stock in one delivery of a stock certificate, as soon as practicable following December 31, 2014 subject to applicable withholding and other taxes and other required deductions.

          The Company is in the process of obtaining a valuation. Based on preliminary estimates and the share price as of July 1, 2010 of $10.41 per share, we recorded additional goodwill of $4,273,000, decreased the value of the intangible asset by $630,000, and increased fourth quarter amortization expense related to the intangible assets by $98,718. We have also recorded a commitment of $7,300,000 representing the fair value of the contingent consideration associated with the purchase of the intangibles as of December 31, 2010.

          Amendment to Brian Donaghy’s employment agreement. Effective April 1, 2010, the Company amended and restated the employment agreement of Brian Donaghy, the Company’s President and Chief Operating Officer, to (a) extend the term to June 30, 2015, and (b) provide for (i) an annual bonus based on the Company’s achievement of certain return on net asset (“RONA”) targets pursuant to incentive plans to be established by the Company, to be payable in cash or partly in Common Stock at the election of Mr. Donaghy, (ii) a bonus of up to 15,000 shares of Common Stock per annum based on the Company’s achievement of certain RONA targets, and (iii) a one-time bonus of up to 225,000 shares of Common Stock based on the Company’s achievement of certain 5 year RONA targets as measured on December 31, 2014.

          Amendment to Steve Jones’ employment agreement. Effective July 1, 2010, the Company amended and restated the employment agreement of Steve Jones, the Company’s Vice President of Operations – ISA Alloys at the time, to (a) extend the term to June 30, 2015, and (b) replace the annual bonus of a cash payment equal to 7.5% of the amount determined for each fiscal year of the segment profit of ISA Alloys minus selling, general and administrative expenses applicable to the ISA Alloys segment with (i) an annual bonus based on the Company’s achievement of certain RONA targets pursuant to incentive plans to be established by the Company, to be payable in cash or partly in Common Stock, at the election of Mr. Jones. Also, as a result of the supplemental acquisition between the Company and Venture Metals, further discussed above, Mr. Jones was no longer entitled to: (i) a bonus of up to 45,000 shares of Common Stock per annum based on the Company’s achievement of certain RONA targets, and (ii) a one-time bonus of up to 225,000 shares of Common Stock based on the Company’s achievement of certain 5 year RONA targets as of December 31, 2014. As of December 17, 2010, Mr. Jones was no longer an employee of the Company.

REPORT OF THE AUDIT COMMITTEE

          The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

          In accordance with its amended and restated charter the audit committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of our accounting, auditing and financial practices. In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accountants a formal written statement describing all relationships between the registered public accountants and us that might bear on the registered public accountants’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding registered public accountants’ communications with the audit committee concerning independence, and has discussed with the registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accountants’ independence. The audit committee also discussed with management the independent registered public accounting firm and the quality and adequacy of our internal controls. The audit committee reviewed with the independent registered public accountants their audit plans, audit scope and identification of audit risk.

          On February 17, 2011, the audit committee discussed and reviewed with the independent registered public accountants all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The audit committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Mountjoy Chilton Medley LLP to the audit committee. The audit committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence.

          The audit committee reviewed our audited financial statements with the independent registered public accountants on February 17, 2011 and with management on February 17, 2011. The audit committee met a total of two times during the first quarter of 2011 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K annual report for the fiscal year ended December 31, 2010, and to review the Form 10-K annual report and related press releases for the fiscal year ended December 31, 2010. Based upon these reviews, the audit committee recommended to the Board that our audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

          The audit committee has considered whether the provision of these services is compatible with maintaining accounting independence.

Orson Oliver, director and audit committee Chairman
Roman Epelbaum, director and audit committee Member
Al Cozzi, director and audit committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES

          The aggregate fees billed for professional services by principal accountants Mountjoy Chilton Medley LLP (previously Mountjoy & Bressler, LLP) in 2010 and 2009 are as follows:

          Audit Fees: $111,750 and $108,950 to principal accountants Mountjoy Chilton Medley LLP for the years ending December 31, 2010 and 2009, respectively, for services rendered for the annual audit of our financial statements and the quarterly reviews of the financial statements included in our Form 10-Qs.

          Audit Related Fees: $7,500 and $6,600 to principal accountants Mountjoy Chilton Medley LLP for the annual audit of our 401(k) retirement plan for the years ended December 31, 2010 and 2009, respectively. Also, $490 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to the filing of Form S-3 for the year ending December 31, 2010 and $6,615 for professional services relating to the Venture Metals, LLC acquisition and an SEC comment letter regarding a land purchase, and $27,825 for professional services relating to the SOX 404 bill for the year ending December 31, 2009.

          Tax Fees: No tax services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2010 and 2009.

          All Other Fees: No other services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2010 and 2009.

          The audit committee is responsible for pre-approving all auditing services and permitted non-audit services that our independent registered public accountants are to perform, except as described below.

          The audit committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. The full audit committee, or in its absence, the chair of the audit committee, may pre-approve non-audit services. No pre-approval is necessary for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by us to the registered public accountants during the fiscal year in which the accountants provide the non-audit services, (2) we did not recognize such services at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit. Mountjoy Chilton Medley LLP did not provide any such services in 2010.

SHAREHOLDER PROPOSALS

          We must receive proposals of shareholders intended to be presented at the next annual meeting of shareholders at its principal executive offices in Louisville, Kentucky on or before January 6, 2012 for inclusion in the our proxy statement and form of proxy relating to that meeting. All shareholder proposals must comply with the applicable requirements of the federal securities laws.

OTHER MATTERS

          The Board knows of no business, which will be presented for consideration at the annual meeting other than that described above. However, if any such other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

Louisville, Kentucky
April 28, 2011